Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165258

PROSPECTUS SUPPLEMENT

To Prospectus Supplement dated September 24, 2010 to Prospectus dated April 30, 2010

ONSTREAM MEDIA CORPORATION

2,500,000 Shares of Common Stock

Pursuant to this prospectus supplement to the prospectus supplement dated September 24, 2010 and the prospectus dated April 30, 2010, we are offering up to 2,500,000 shares of our common stock, par value $.0001 per share, to Lincoln Park Capital Fund, LLC (“LPC”) in accordance with the terms of a Purchase Agreement entered into on September 17, 2010 and amended on April 28, 2011, and related transaction documents. This is in addition to the 1,600,000 shares of our common stock offered pursuant to the prospectus supplement dated September 24, 2010.

The shares offered pursuant to this prospectus supplement may be sold over an approximately 27-month period from the date of this prospectus supplement.

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and listed on The NASDAQ Capital Market under the ticker symbol "ONSM".  On June 24, 2011, the last reported sale price for our common stock as reported on The NASDAQ Capital Market was $1.05 per share. The aggregate market value of our common stock held by non-affiliates was approximately $12.9 million, based on 10,007,337 shares of our common stock outstanding on May 2, 2011, of which 8,733,689 shares were held by non-affiliates, and a price per share of $1.48, the closing sale price of our common stock on that date. During the twelve-month period that ends on and includes the date of this prospectus supplement, we have offered other securities equivalent to 1.6 million common shares for gross proceeds of $1,640,522 pursuant to General Instruction I.B.6. of Form S-3.

LPC is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

This prospectus supplement is being filed under our shelf registration statement no. 333-165258 with respect to the 2,500,000 shares of common stock that may be issued to LPC.

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INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is July 1, 2011.

You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompany prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is presented in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information concerning our company and the securities we may offer from time to time.

Some of the information in the accompanying prospectus does not apply to this offering. To the extent that any statement made in this prospectus supplement conflicts with statements made in the accompanying prospectus, the statements made in this prospectus supplement will he deemed to modify or supersede those made in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The rules of the Securities and Exchange Commission (SEC) allow us to incorporate by reference certain information into this prospectus supplement and into the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under "Incorporation by Reference" in this prospectus supplement. You should carefully consider the information described under "Risk Factors" beginning on page S-3 of this prospectus supplement and under "Risk Factors" beginning on page 5 of the accompanying prospectus before making an investment decision.

Business

We are a Florida corporation.  Our principal executive offices are located at 1291 S.W. 29th Avenue, Pompano Beach, Florida 33069.  Our telephone number is (954) 917-6655.  The address of our website is www.onstreammedia.com.  Information on our website is not part of this prospectus.

The Offering

On September 17, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with LPC. Under the Purchase Agreement, we sold LPC (i) 300,000 shares of our common stock (ii) 420,000 shares of our Series A-14 Preferred Stock and (iii) warrants (not included in the offering) to purchase 540,000 shares of our common stock (these three items in aggregate being the “Initial Purchase”), for aggregate gross consideration of $900,000, before fees and expenses.  We also issued LPC 50,000 shares of our common stock as a commitment fee for entering into the Purchase Agreement, and paid them $26,250 in cash as a one-time structuring fee. The Series A-14 Preferred Stock may be converted by LPC into shares of our common stock on a 1:1 basis and shall automatically be converted two years from issuance if not converted sooner.  In addition, we had the right to sell to LPC up to 830,000 shares of our common stock, which shares we sold to them during the period from October 1, 2010 through March 31, 2011, (the “Initial Follow-on Purchases”) for gross proceeds of $740,522.

Under the Purchase Agreement and the Registration Rights Agreement we registered and included in the offering pursuant to the prospectus supplement dated September 24, 2010 1,600,000 common shares, which was comprised of (1) 300,000 shares of our common stock being sold to LPC, (2) 420,000 shares of our common stock that we may issue to LPC upon conversion of the Series A-14 Preferred Stock, (3) 50,000 shares of our common stock issuable as a one-time commitment fee to LPC, and (4) 830,000 shares of our common stock which we had the right to sell, and did sell, to LPC in the future.  In order to issue more than 1,600,558 shares to LPC, i.e. greater than 19.99% of our outstanding shares of common stock as of the date of the Purchase Agreement, we determined that we would need shareholder approval, which we sought and received on June 13, 2011, in order to be in compliance with The Nasdaq Capital Market rules.  We determined that shares sold to LPC as a result of exercising warrants being issued in connection with this transaction would not be considered for purposes of determining whether shareholder approval is necessary.

Under the terms of the Purchase Agreement, including an April 28, 2011 amendment, and upon the filing of this prospectus supplement, we will have the right but not the obligation to direct LPC to purchase (in addition to the Initial Purchase and the Initial Follow-on Purchases) up to 2,500,000 shares of our common stock in installments of up to 100,000 shares each, as often as every business day, under certain conditions.

Purchase of our shares by LPC will occur on dates determined solely by us and the purchase price of the shares will be fixed on the purchase date and will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC. LPC shall not have the right or the obligation to purchase any shares of our common stock at a price below $0.75 per share. The Purchase Agreement, as amended on April 28, 2011, has a term of 36 months (counting from the September 17, 2010 Purchase Agreement date) but may be terminated by us at any time after the first year at our discretion without any cost to us and may be terminated by us at any time in the event LPC does not purchase shares as directed by us in accordance with the terms of the Purchase Agreement.

As of June 24, 2011, there were 10,572,163 shares of our common stock outstanding (of which 9,267,996 shares were held by non-affiliates) excluding the shares offered to LPC pursuant to this prospectus supplement which we have not issued. If all of the 2,500,000 shares offered to LPC hereby were issued and outstanding as of the date hereof, such shares would represent approximately 19.1% of the total common stock outstanding or approximately 21.2% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus supplement and the accompanying prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus supplement before you decide to purchase our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected.

We have a working capital deficit as well as an accumulated deficit and we anticipate continuing losses that will result in continuation of significant liquidity and cash flow problems absent a material increase in our revenues and/or a material cash infusion.

Our financial statements for the year ended September 30, 2010 reflect a net loss of approximately $9.3 million and our working capital was a deficit of approximately $3.6 million at that date. Our financial statements for the six months ended March 31, 2011, reflect a net loss of approximately $2.2 million and our working capital was a deficit of approximately $3.5 million at that date.

Our accumulated deficit was approximately $125.7 million at March 31, 2011. We have incurred losses since our inception and our operations have been financed primarily through the issuance of equity and debt. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market and sell the DMSP, iEncode and MarketPlace365, market our other existing products and services, the degree to which competitive products and services are introduced to the market, and our ability to control overhead expenses as we grow.

We currently owe an aggregate of $500,000 under certain convertible notes with original due dates of June 3, 2011. Holders representing $125,000 of this balance have agreed to a three month extension of that maturity date, during which they may convert that balance to our common shares at $0.90 per share. In addition, the terms of the notes require that notice of a payment default be given to us by holders representing a majority of the outstanding balance, and allow a five (5) business day cure period after such notice, before the notes are considered to be in default. Such notice has not been given as of the date of this prospectus supplement.

As long as our cash flow from sales remains insufficient to completely fund operating expenses, financing costs and capital expenditures, we will continue depleting our cash and other financial resources. As a result of the uncertainty as to our available working capital over the upcoming months, we may be required to delay or cancel certain of the projected capital expenditures, some of the planned marketing expenditures, or other planned expenses.

We may direct LPC to purchase (in addition to the Initial Purchase and the Initial Follow-on Purchases) up to 2,500,000 of shares of our common stock under our agreement over an approximately 27 month period starting on the date of this prospectus supplement, generally in installments of up to 100,000 shares each per business day. Such purchase of our shares by LPC will occur on dates determined solely by us and the purchase price of the shares will be fixed on the purchase date and will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock at a price below $0.75 per share.

The extent we rely on LPC as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.  If obtaining sufficient funding from LPC was to prove unavailable or prohibitively dilutive, we would need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell all 2,500,000 shares of our common stock under the Purchase Agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with the Purchase Agreement, we may sell LPC up to an additional 3,062,494 shares of our common stock, comprised of (i) 2,500,000 shares of our common stock, in addition to the shares we have already sold to LPC, plus (ii) another 563,558 shares of our common stock in the event of LPC’s exercise of warrants held by them and currently exercisable at approximately $1.92 per share.

The warrants contain certain anti-dilution provisions that could result in the increase of the number of underlying shares to 627,907 with an exercise price of $1.72 per share, after which subsequent dilution could result in the increase in the number of underlying shares to 1,191,907, although the exercise price would remain at $1.72 per share.

The purchase price for the 2,500,000 shares of common stock that may be sold to LPC will fluctuate based on the price of our common stock.  It is anticipated that shares registered by this prospectus supplement will be sold over a period of up to 27 months from the date of this prospectus supplement, although the time period could be shorter.  Depending upon market liquidity at the time, a sale of our shares at any given time could cause the trading price of our common stock to decline and to be highly volatile.  We can elect to direct purchases under the Purchase Agreement in our sole discretion - therefore LPC may ultimately purchase all, some or none of these 2,500,000 shares of common stock covered by this prospectus supplement.

After LPC has purchased shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any additional sales of our shares to LPC.

The market price of our common stock is highly volatile and subject to dilution.

The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including LPC, and subsequent sale of common stock obtained from exercises by the holders of warrants and options, from conversion of convertible securities, or from exercising the right to obtain shares for contracted fees and services, could have an adverse effect on the market price of our shares.

A substantial portion of our assets are comprised of goodwill and other unamortized intangible assets, which may be subject to future impairment and result in financial statement write-offs.

Our prior acquisitions of several businesses, including Acquired Onstream and Infinite, have resulted in significant increases in goodwill and other unamortized intangible assets. Goodwill and other unamortized intangible assets, which include acquired customer lists, were approximately $13.4 million at March 31, 2011, representing approximately 67% of our total assets and 117% of the book value of shareholder equity. In addition, property and equipment as of March 31, 2011, included approximately $2.2 million (net of depreciation) related to the DMSP and other capitalized internal use software, representing approximately 11% of our total assets and 19% of the book value of shareholder equity.

In accordance with GAAP, we periodically test these assets for potential impairment.  As part of our testing, we rely on both historical operating performance as well as anticipated future operating performance of the entities that have generated these intangibles.  Factors that could indicate potential impairment include a significant change in projected operating results and cash flow, a new technology developed and other external market factors that may affect our customer base. If there is a material adverse and ongoing change in our business operations (or if an adverse change initially considered temporary is determined to be ongoing), the value of our intangible assets, including those of our DMSP or Infinite divisions, could decrease significantly. In the event that it is determined that we will be unable to successfully market or sell our DMSP or audio and web conferencing services, an impairment charge to our statement of operations could result. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition and results of operations.

We follow a two step process for impairment testing of goodwill. The first step of this test, used to identify potential impairment and described above, compares the fair value of a reporting unit with its carrying amount, including goodwill. The second step, if necessary, measures the amount of the impairment, including a comparison and reconciliation of the carrying value of all of our reporting units to our market capitalization, after appropriate adjustments for control premium and other considerations. If our market capitalization, after appropriate adjustments for control premium and other considerations, is determined to be less than our net book value (i.e., stockholders’ equity as reflected in our financial statements), that condition might indicate an impairment requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition and results of operations.

Our common stock has demonstrated significant volatility in recent months, from $1.04 per share as of September 30, 2010 to $0.80 per share as of December 31, 2010 to $1.65 per share as of March 31, 2011 to $1.34 per share as of May 10, 2011 to $1.05 per share as of June 24, 2011. Such condition could result in future non-cash impairment charges to our results of operations related to our goodwill and other intangible assets arising either from an interim impairment review as of June 30, 2011 or from our next scheduled recurring annual impairment review, as of September 30, 2011. We will closely monitor and evaluate all such factors as of June 30, 2011 and subsequent periods, in order to determine whether to record future non-cash impairment charges.

The value of our common stock may be adversely affected by market volatility and prevent sale of currently outstanding shares at a profit, or at all.

Historically, there has been volatility in the market price for our common stock, as well as limited trading volume. The trading price and trading volume of our common stock may continue to fluctuate in response to various factors, many of which are beyond our control.

Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

•	the announcement or introduction of new services and products by us and our competitors,

•	our ability to upgrade and develop our systems in a timely and effective manner,

•	our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction,

•	the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business,

•	technical difficulties, system downtime, or Internet brownouts,

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations,

•	changes in accounting rules, particularly those related to the expensing of stock options, accounting for uncertainty in income taxes, fair value accounting and business combinations,

•	government regulation, and

•	general economic conditions and economic conditions specific to the Internet.

As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.  In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price and trading volume of our common stock, regardless of our operating performance. Many factors other than our operating performance could influence the price and volume, including:

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future announcements concerning our competitors or principal customers, such as quarterly operating results, changes in earnings estimates by analysts, technological innovations, new product introductions, governmental regulations, or litigation,

•	the liquidity within the market for our common stock,

•	sales or purchases by us or by our officers, directors, other insiders and large stockholders,

•	investor perceptions concerning the prospects of our business and the digital media and webcasting services industry,

•	market conditions and investor sentiment affecting market prices of equity securities of high technology and/or Internet related companies, and

•	general economic, political and market conditions, such as recessions or international currency fluctuations.

The exercise of options and warrants, the conversion into common shares of our Series A-13 and Series A-14 Convertible Preferred Stock and our convertible debt, as well as the exercise of certain rights to receive our common shares, would be dilutive to our existing common shareholders.

As of the date of this prospectus supplement, there are outstanding options and warrants to purchase a total of 3,341,363 shares of our common stock, with exercise prices ranging from $1.00 to $20.26 per share. In addition to these options and warrants, on January 14, 2011 our Compensation Committee approved a grant, to our directors, employees and consultants, of 988,200 four-year options at a strike price of $1.23, equal to the fair value of our common share at the date of such approval. However, this approval was subject to shareholder approval of sufficient additional authorized 2007 Plan shares to make such a grant as well as any other required regulatory approvals, and limited to the extent permitted by applicable law. Sufficient additional 2007 Plan shares were approved by our shareholders in the June 13, 2011 annual shareholder meeting, although these options have not yet been formally granted.

There are also outstanding (i) 35,000 shares of our Series A-13 Convertible Preferred Stock, which have an assigned value of $10.00 per preferred share and are convertible at $2.00 per common share into 175,000 shares of our common stock and if not converted sooner will be automatically converted on December 31, 2012 and (ii) 420,000 shares of our Series A-14 Convertible Preferred Stock, which have an assigned value of $1.25 per preferred share and are convertible at $1.25 per common share into 420,000 shares of our common stock and if not converted sooner will be automatically converted on September 17, 2013.

There are also outstanding (i) $700,000 of convertible notes with conversion prices ranging from $0.90 to $4.80 per share which in aggregate could potentially convert into up to 317,014 shares of our common stock and (ii) a $914,967 convertible portion of another note with Rockridge Capital Holdings, LLC (“Rockridge”) which, at the conversion price of $2.40 per share, could potentially convert into a minimum of 381,236 shares of our common stock. In the event we sell all or substantially all of our assets, another $414,967 of the balance due on the latter note could be converted into a minimum of 172,903 shares of our common stock. Our agreement with Rockridge entered into in connection with this note also provides that Rockridge may receive an origination fee upon not less than sixty-one (61) days written notice to us, which fee would be satisfied by our issuance of 366,667 shares of our common stock.

Approximately 2,344,000 shares and/or options are available for our issuance to employees, directors or consultants under the 2007 Equity Incentive Plan, which was approved by a majority of our shareholders.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over, which may not be in the best interests of our shareholders.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which govern when and by whom special meetings of our shareholders may be called, and which provisions may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. As a result of such anti-takeover provisions, it may be more difficult to implement a change in control even if the shareholders desire a change in control.

USE OF PROCEEDS

We have received $1,640,522 gross proceeds from our previous issuances under the Purchase Agreement of (i) 1,180,000 shares of our common stock, including 50,000 shares issued as a commitment fee for entering into the Purchase Agreement, (ii) 420,000 shares of our Series A-14 Preferred Stock and (iii) warrants to purchase 540,000 shares of our common stock. We incurred fees and expenses in connection with these issuances of approximately $76,000. Proceeds from additional issuances to LPC under the Purchase Agreement, and in accordance with this prospectus supplement, are dependent upon the number of shares issued by us and the sales price per share, determined based on the terms of the Purchase Agreement, and are expected to result in minimal additional fees and expenses to us.  See page S-11 for the amount of proceeds we would receive from LPC for the additional sale of shares at varying prices.

We currently intend to use the net proceeds from this offering to satisfy all or a portion of outstanding convertible notes with an aggregate remaining balance due of $500,000, for working capital and other general corporate purposes.  We have not determined the amount of net proceeds to be used specifically for the foregoing purposes; as a result, our management will have broad discretion to allocate our net proceeds.  We intend to invest funds representing net proceeds in investment-grade, interest-bearing instruments pending the expenditure of such proceeds.

THE TRANSACTION

General

On September 17, 2010, we executed a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with LPC.  Under the Purchase Agreement, we sold LPC (i) 300,000 shares of our common stock (ii) 420,000 shares of our Series A-14 Preferred Stock and (iii) warrants to purchase 540,000 shares of our common stock, for aggregate gross consideration of $900,000, before fees and expenses.  We also had the right to sell to LPC up to 830,000 additional shares of our common stock, which we did, for proceeds of $740,522.  Under the terms of the Purchase Agreement, we issued LPC 50,000 shares of our common stock as a one-time commitment fee and paid them $26,250 in cash as a one-time structuring fee.

Upon the filing of this prospectus supplement, we have the right but not the obligation, over the next approximately 27 months, to direct LPC to purchase (in addition to the previous purchases listed above) up to an additional 2,500,000 shares of our common stock in amounts up to 100,000 shares as often as every business day, under certain conditions.  Such purchase of our shares by LPC will occur on dates determined solely by us and the purchase price of the shares will be fixed on the purchase date and will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC. LPC shall not have the right or the obligation to purchase any shares of our common stock at a price below $0.75 per share.

The warrants contain certain anti-dilution provisions that could result in the increase of the number of underlying shares to 627,907 with an exercise price of $1.72 per share, after which subsequent dilution could result in the increase in the number of underlying shares to 1,191,907, although the exercise price would remain at $1.72 per share. Based on the effect of those ant-dilution provisions to date, there are currently 563,558 shares of our common stock underlying the warrants held by LPC, exercisable at approximately $1.92 per share.

As of June 24, 2011, there were 10,572,163 shares of our common stock outstanding (of which 9,267,996 shares were held by non-affiliates). Under the Purchase Agreement and the Registration Rights Agreement we registered and have included in the offering pursuant to the prospectus supplement dated September 24, 2010 (1) 300,000 shares of our common stock being sold to LPC, (2) 420,000 shares of our common stock that we may issue upon conversion of the Series A-14 Preferred Stock, (3) 50,000 shares issuable as a commitment fee to LPC, and (4) 830,000 shares of our common stock which we had the right to sell, and did sell, to LPC in the future. In this prospectus supplement we have included 2,500,000 shares of our common stock which we may at our election sell to LPC in the future.  On June 13, 2011, we obtained shareholder approval to issue in excess of 19.9% of our common stock to LPC in compliance with the rules of the NASDAQ Stock Market.

If all of the 2,500,000 shares offered to LPC hereby were issued and outstanding as of the date hereof, such shares would represent 19.1% of the total common stock outstanding or 21.2% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares that are ultimately purchased by LPC under this prospectus supplement is dependent upon the number of additional shares sold by us to LPC under the Purchase Agreement.

Purchase of Additional Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every business day, we may direct LPC to purchase up to 100,000 shares of our common stock, to a maximum aggregate of 2,500,000 shares.  The purchase price per share is fixed on the purchase date and is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The price of the above purchases will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $0.75 per share.  LPC and Onstream may not effect any sales or purchases under the Purchase Agreement of any shares of our common stock in the event that the purchase price per share would be less than the floor price.

Events of Default

The Purchase Agreement contains a number of events constituting an “Event of Default”, including:

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while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement of which this prospectus supplement is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of twenty (20) consecutive business days or for more than an aggregate of forty (40) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of two (2) consecutive business days;

•
the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the Nasdaq Global Market, the Nasdaq Global Select Market, the OTC Bulletin Board, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent‘s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•
any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us, only if such breach continues for a period of at least five (5) business days;

•	any participation in insolvency or bankruptcy proceedings by or against us;

•	if we are not eligible to transfer our common stock electronically via the DTC FAST System and such ineligibility continues for three (3) business days;

•	a Material Adverse Effect, as defined in the Purchase Agreement, occurs with respect to Onstream; or

•
if at any time after the Commencement Date (as defined in the Purchase Agreement) there are insufficient shares of our common stock, either pursuant to our charter documents or the regulations of our principal market, to effect the issuance of the shares of our common stock issuable upon conversion of the Series A-14 Preferred Stock or the exercise of the warrants issued to LPC pursuant to the Purchase Agreement.

Our Termination Rights

At any time one year after the Commencement (as defined in the Purchase Agreement), we have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.  In addition, we have the right to terminate the Purchase Agreement if LPC fails to perform its purchase obligations under the Purchase Agreement.  The Purchase Agreement automatically terminates after LPC has purchased all of our common stock saleable to LPC under the Purchase Agreement or 36 months after the commencement date.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 2,500,000 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to approximately 27 months from the date of this prospectus supplement.  The sale by LPC of a significant amount of shares purchased by it in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the 2,500,000 shares of common stock not yet issued but registered in this offering.  After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any additional sales of our shares to LPC.  Such purchase of our shares by LPC are solely at our options and will occur on dates determined solely by us and the purchase price of the shares will be fixed on the purchase date and will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Per Share Purchase Price of Common Shares in this Offering	Number of Common Shares to be Issued if Full Purchase of Shares in this Offering1	Gross Proceeds from the Sale of Common Shares in this Offering to LPC, before fees and expenses1	Percentage of Outstanding Common Shares represented by Full Purchase of Shares in this Offering 2	Percentage of Outstanding Common Shares owned by LPC after giving effect to the Full Purchase of Shares in this Offering 3
$0.754	2,500,000	$1,875,000	19.1%	22.4%
$1.055	2,500,000	$2,625,000	19.1%	22.4%
$1.50	2,500,000	$3,750,000	19.1%	22.4%
$2.00	2,500,000	$5,000,000	19.1%	22.4%
$2.50	2,500,000	$6,250,000	19.1%	22.4%
$3.50	2,500,000	$8,750,000	19.1%	22.4%

1)
Includes the 2,500,000 common shares in this prospectus supplement at the corresponding assumed sales price as set forth in the initial column. Excludes (i) the 1,180,000 common shares previously issued to LPC under the Purchase Agreement and (ii) the 420,000 common shares issuable upon conversion of the Series A-14 Preferred Stock now held by LPC, for which we received aggregate gross proceeds of $1,640,522, as well as any issuance of shares and related proceeds to us from LPC’s exercise of the related warrants still held by them for the purchase of 563,558 of our common shares at approximately $1.92 per share.

2)
The denominator is based on 10,572,163 common shares outstanding as of June 24, 2011, plus the full number of shares issuable under this offering, as set forth in the second column. The numerator is based on the full number of shares issuable under this offering, as set forth in the second column.

3)
The denominator is based on 10,572,163 common shares outstanding as of June 24, 2011, plus the full number of shares issuable under this offering, as set forth in the second column, plus the 420,000 common shares issuable upon conversion of the Series A-14 Preferred Stock now held by LPC and the 7,000 common shares owned by LPC as of the date of this prospectus supplement. The numerator is based on the full number of shares issuable under this offering, as set forth in the second column, plus the 420,000 common shares issuable upon conversion of the Series A-14 Preferred Stock now held by LPC and the 7,000 common shares owned by LPC as of the date of this prospectus supplement.

4)	Under the Purchase Agreement the Company may not sell and LPC cannot purchase any shares in the event the Purchase Price, as defined in the Purchase Agreement, of our stock is below $0.75 per share.
5)	The closing sale price of our common shares was $1.05 per share on June 24, 2011.

INFORMATION ABOUT LINCOLN PARK CAPITAL

As of the date of this prospectus supplement, LPC owns 7,000 shares of our common stock.  LPC also owns 420,000 shares of our Series A-14 Preferred Stock which is convertible into 420,000 shares of our common stock, except to the extent that such conversion would cause LPC to beneficially own in excess of 4.99% of our then outstanding common stock. LPC also holds warrants exercisable to purchase up to 563,558 shares of our common stock for approximately $1.92 per share, except to the extent that any exercise thereof would cause LPC to beneficially own in excess of 4.99% of our then outstanding common stock. The number of shares underlying the warrants is subject to increase in accordance with certain anti-dilution provisions. We may at our discretion elect to sell to LPC up to 2,500,000 additional shares of our common stock under the Purchase Agreement but LPC will not beneficially own any such shares that may be issued by us at our sole discretion, and such shares will not be included in determining the percentage of shares beneficially owned by LPC, unless and until we elect to sell such shares to LPC and such shares are purchased by LPC. Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being purchased by LPC under this prospectus supplement.

PLAN OF DISTRIBUTION

On September 17, 2010, we executed a purchase agreement as amended on April 28, 2011 (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with LPC.  Under the Purchase Agreement, we sold LPC (i) 300,000 shares of our common stock (ii) 420,000 shares of our Series A-14 Preferred Stock and (iii) warrants to purchase 540,000 shares of our common stock, not included in this offering, for aggregate gross consideration of $900,000, before fees and expenses. We also issued LPC 50,000 shares of our common stock as a commitment fee for entering into the Purchase Agreement, and paid them $26,250 in cash as a one-time structuring fee. The Series A-14 Preferred Stock may be converted by LPC into shares of our common stock on a 1:1 basis and shall automatically be converted two years from issuance if not converted sooner.  In addition, we have sold to LPC and LPC purchased, subject to the terms and condition contained in the Purchase Agreement, 830,000 additional shares of our common stock.  Pursuant to the April 28, 2011 amendment to the Purchase Agreement we have the right, solely at our option, to sell to LPC and LPC is committed to purchase up to an additional 2,500,000 shares of our common stock over an approximately 27 month period from the date of this prospectus supplement, provided that the Purchase Price is not below $0.75.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus supplement.  Other than our arrangement with LPC, which may be an underwriter within the meaning of the Securities Act, we have no existing arrangements with any shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus supplement.  At the time a particular offer of shares is made by us, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation, and any other required information.

We will pay all the expenses incident to the registration, offering, and sale of the shares to LPC.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus supplement it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes LPC, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus supplement.

This offering will terminate on the date that all shares offered by this prospectus supplement have been sold to LPC or, if sooner, the expiration or termination date of the Purchase Agreement.

EXPERTS

The consolidated balance sheet as of September 30, 2010 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period ended September 30, 2010 incorporated by reference in this prospectus supplement have been audited by Mayer Hoffman McCann P.C., independent registered public accountants. The consolidated balance sheet as of September 30, 2009 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period ended September 30, 2009 incorporated by reference in this prospectus supplement have been audited by Goldstein Lewin & Company, independent registered public accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such a report given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Roetzel & Andress, LPA, Fort Lauderdale, Florida.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-165258), of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits to the registration statement.  We encourage you to carefully read the registration statement and the exhibits to the registration statement.

As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of the documents filed since the date of the registration statement of which this prospectus supplement is a part and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

•  our annual report on Form 10-K for the fiscal year ended September 30, 2010,

•  our quarterly reports on Form 10-Q for the periods ended December 31, 2010 and March 31, 2011, and

•  our reports on Form 8-K filed on January 10, 2011, January 21, 2011, January 28, 2011, February 11, 2011, February 15, 2011, March 4, 2011, April 21, 2011, May 4, 2011, May 12, 2011, May 16, 2011 and June 14, 2011.

This prospectus supplement and the accompanying prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165258
ONSTREAM MEDIA CORPORATION
PROSPECTUS

$6,600,000

Common Stock
Preferred Stock
Warrants
Units

We may offer and sell from time to time up to $6,600,000 in total of any combination of the securities described in this prospectus, either individually or in units.  We also may offer common stock upon the exercise of warrants or upon the conversion of preferred stock. This prospectus provides a general description of the securities we may offer.  Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus.  The prospectus supplement also may add, update or change information contained in this prospectus.  This prospectus may not be used to offer and sell securities without a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in the applicable prospectus supplement.

Our common stock is traded on The NASDAQ Capital Market under the trading symbol "ONSM", although as a result of our recently effected reverse split the trading symbol will be “ONSMD” through May 4, 2010.  On April 26, 2010 the last sale price for our common stock was $2.09. As of April 26, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $15.4 million, based on approximately 7.7 million shares of outstanding common stock, of which approximately 7.4 million shares were held by non-affiliates, and a per share price of $2.09 based on the closing sale price of our common stock as reported by The NASDAQ Capital Market on such date.  As of the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 30, 2010.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

A 1-for-6 reverse stock split of the outstanding shares of our common stock was effective at 5PM on April 5, 2010. Accordingly, trading of our common stock on The NASDAQ Capital Market began on a split-adjusted basis at the open of trading on April 6, 2010. Except as otherwise indicated, the effect of this reverse stock split has been reflected in all amounts reported in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $6,600,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We also may add, update or change in the prospectus supplement any of the information contained in this prospectus.  If there is an inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement.  You should read carefully both this prospectus and the applicable prospectus supplement together with the documents we incorporate by reference into this prospectus as described under the heading “Incorporation of Certain Documents By Reference” before making an investment decision.  This prospectus may not be used to offer and sell securities without a prospectus supplement.

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC public reference room as discussed under the heading “Where You Can Find More Information.”

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT OUR COMPANY

Our Business, Products and Services

We are a leading online service provider of live and on-demand Internet video, corporate audio and web communications and content management applications.  We had approximately 95 full time employees as of February 5, 2010, with operations organized in two main operating groups:

•	Digital Media Services Group
•	Audio and Web Conferencing Services Group

Products and services provided by each of the groups are:

Digital Media Services Group

Our Digital Media Services Group consists of our Webcasting division, our DMSP (Digital Media Services Platform) division, our UGC (User Generated Content) division and our Smart Encoding division.  This group represented approximately 45.7% and 44.6% of our revenues for the years ended September 30, 2009 and 2008, respectively. These revenues are comprised primarily of fees for hosting/storage, search/retrieval and distribution/streaming of digital assets as well as encoding and production fees.

Our Webcasting division, which operates primarily from Pompano Beach, Florida, provides an array of corporate-oriented, web-based media services to the corporate market including live audio and video webcasting and on-demand audio and video streaming for any business, government or educational entity.  This includes online webcasting services, a cost effective means for corporations to broadcast conference calls live, making them available to the investing public, the media and to anyone worldwide with Internet access. The Webcasting division also has a sales and production support office in New York City as well as additional production and back-up webcasting facilities in our San Francisco office. We market the webcasting services through a direct sales force and through channel partners, also known as resellers.  Each webcast can be heard and/or viewed live, and then archived for replay, with an option for accessing the archived material through a company's own web site. These webcasts primarily communicate corporate earnings and other financial information; product launches and other marketing information; training, emergency or other information directed to employees; and corporate or other special events.

Our DMSP division, which operates primarily from Colorado Springs, Colorado, provides an online, subscription based service that includes access to enabling technologies and features for our clients to acquire, store, index, secure, manage, distribute and transform these digital assets into saleable commodities. In December 2004 we completed our acquisition of an entity formerly named Onstream Media Corporation that we now identify as Acquired Onstream. Acquired Onstream was a development stage company founded in 2001 with the business objective of developing a feature rich digital asset management service and offering the service on a subscription basis over the Internet. This service was the initial version of what became the DMSP, which is comprised of four separate products - encoding, storage, search/retrieval and distribution. Although a limited version of the DMSP was released in November 2005, the first complete version was made available to our customers in October 2006. This initial version of the DMSP offered for sale to the general public since October 2006 is known as the “Store and Stream” version.  In February 2009, we launched “Streaming Publisher”, an additional version of the DMSP platform. Streaming Publisher is designed to provide enhanced capabilities for advanced users such as publishers, media companies and other content developers. The new Streaming Publisher upgrade to the DMSP is a key step in our objective to address the developing online video advertising market and includes features such as automated transcoding (the ability to convert media files into multiple file formats), player gallery (the ability to create various video players and detailed usage reports), as well as advanced permissions, security and syndication features. Users of the basic Store and Stream version of the DMSP may easily upgrade to the Streaming Publisher version for a higher monthly fee.

Our UGC division, which also operates as Auction Video, provides a video ingestion and flash encoder that can be used by our clients on a stand-alone basis or in conjunction with the DMSP. In March 2007 we completed the acquisition of Auction Video. The primary assets acquired included the video ingestion and flash transcoder as well as related technology and patents pending.

Our Smart Encoding division, which operates primarily from San Francisco, California, provides both automated and manual encoding and editorial services for processing digital media, using a set of coordinated technologies and processes that allow the quick and efficient online search, retrieval and streaming of this media, which can include photos, videos, audio, engineering specs, architectural plans, web pages, and many other pieces of business collateral.

Audio and Web Conferencing Services Group

Our Audio and Web Conferencing Services Group includes our Infinite Conferencing (Infinite) division, which operates primarily from the New York City area and provides “reservationless” and operator-assisted audio and web conferencing services and our EDNet division, which operates primarily from San Francisco, California and provides connectivity within the entertainment and advertising industries through its managed network, which encompasses production and post-production companies, advertisers, producers, directors, and talent.

This group represented approximately 54.3% and 55.4% of our revenues for the years ended September 30, 2009 and 2008, respectively. These revenues are comprised primarily of network access and usage fees as well as the sale and rental of communication equipment.

Sales and Marketing

We use a variety of marketing methods, including our internal sales force and channel partners, also known as resellers, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors’ products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years and may be terminable earlier based on certain contractual provisions.

We have expanded our marketing efforts during the past year to include: targeted e-mail campaigns, trade show participation, advanced search engine optimization, pay-per-click, a public relations byline program and selected trade magazine advertising. We intend to continue these actions during the coming year.

No single customer has represented more than 10% of our consolidated revenues during the years ended September 30, 2009 or 2008.

Our executive offices

Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected.

We have a working capital deficit as well as an accumulated deficit and we anticipate continuing losses that will result in continuation of significant liquidity and cash flow problems absent a material increase in our revenues and/or a material cash infusion.

Our financial statements for the year ended September 30, 2009 reflect a net loss of approximately $11.8 million and our working capital was a deficit of approximately $2.4 million at that date. Our financial statements for the three months ended December 31, 2009 reflect a net loss of approximately $4.3 million and our working capital was a deficit of approximately $2.1 million at that date.

Our accumulated deficit was approximately $118.5 million at December 31, 2009. We have incurred losses since our inception and our operations have been financed primarily through the issuance of equity and debt. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market and sell the DMSP, iEncode and MarketPlace365, market our other existing products and services, the degree to which competitive products and services are introduced to the market, and our ability to control overhead expenses as we grow.

Subsequent to December 31, 2009 we have obtained approximately $690,000 of incremental financing proceeds, net of debt repayments. We have estimated that, absent any further reductions in our current and planned expenditure levels, and after considering the effects of the above noted incremental financing, we would require an approximately 2% increase in our consolidated revenues starting in fiscal 2010, as compared to fiscal 2009, in order to adequately fund our minimum anticipated expenditures (including debt service and a basic level of capital expenditures). We have estimated that, in addition to this ongoing revenue increase, we will also require aggregate financing of approximately $500,000 (funded over several months starting in May 2010 and in addition to the $690,000 net loan proceeds we already received since December 31, 2009), to adequately address our current working capital deficit to the extent past due vendor and other payments are believed by us to be necessary for us to continue our operations.

During December 2009, we received funding commitment letters executed by two (2) entities agreeing to provide us, within twenty (20) days after our notice given on or before December 31, 2010, aggregate cash funding of $500,000. The funding under the commitment letters would be in exchange for our equity under mutually agreeable terms to be negotiated at the time of funding, or in the event such terms could not be reached, in the form of repayable debt. Terms of the repayable debt would also be subject to negotiation at the time of funding, provided that the debt (i) would be unsecured and subordinated to the Company’s other debts, (ii) would be subject to approval by our other creditors having the right of such pre-approval, (iii) would provide for no principal or interest payments in cash prior to December 31, 2010, although, at our option, consideration may be given in the form of equity issued before that date and (iv) would provide that any cash repayment of principal after that date would be in equal monthly installments over at least one year but no greater than four years. The rate of return on such debt, including cash and equity consideration given, would be negotiable based on market values at the time of funding but in any event would be not be greater than (i) a cash coupon rate of fifteen percent (15%) per annum and a (ii) total effective interest rate of thirty percent (30%) per annum (such rate including the cash coupon rate plus the fair value of our shares given and/or the Black-Scholes valuation of debt conversion features and/or issuance of options and/or warrants).

Other than working capital which may become available to us from further borrowing or sales of equity (including but not limited to proceeds from the funding commitment letters as discussed above as well as the sale of securities under this registration statement), we do not presently have any additional sources of working capital other than cash on hand and cash, if any, generated from operations. There are no assurances whatsoever that the issuers of the funding commitment letters will be willing and/or able to provide cash upon our request and/or that we will be able to borrow further funds and/or sell other forms of equity (including the sale of securities under this registration statement) or that we will increase our revenues and/or control our expenses to a level sufficient to continue and/or provide positive cash flow. We cannot assure that our revenues will continue at their present levels, nor can we assure that they will not decrease.

As long as our cash flow from sales remains insufficient to completely fund operating expenses, financing costs and capital expenditures, we will continue depleting our cash and other financial resources. As a result of the uncertainty as to our available working capital over the upcoming months, we may be required to delay or cancel certain of the projected capital expenditures, some of the planned marketing expenditures, or other planned expenses. It is possible that we will need to seek additional capital through equity and/or debt financing.  If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution.

There can be no assurance that acceptable financing, if needed to fund our ongoing operations, can be obtained on suitable terms, if at all. Our ability to continue our existing operations and/or to continue to implement our growth strategy could suffer if we are unable to raise additional funds on acceptable terms, which will have an adverse impact on our financial condition and results of operations.

A substantial portion of our assets are comprised of goodwill and other unamortized intangible assets, which may be subject to future impairment and result in financial statement write-offs.

Our prior acquisitions of several businesses, including Acquired Onstream and Infinite, have resulted in significant increases in goodwill and other unamortized intangible assets. Goodwill and other unamortized intangible assets, which include acquired customer lists, were approximately $15.7 million at December 31, 2009, representing approximately 70% of our total assets and 106% of the book value of shareholder equity. In addition, property and equipment as of December 31, 2009 included approximately $1.8 million (net of depreciation) related to the DMSP and other capitalized internal use software, representing approximately 8% of our total assets and 12% of the book value of shareholder equity.

In accordance with GAAP, we periodically test these assets for potential impairment.  As part of our testing, we rely on both historical operating performance as well as anticipated future operating performance of the entities that have generated these intangibles.  Factors that could indicate potential impairment include a significant change in projected operating results and cash flow, a new technology developed and other external market factors that may affect our customer base. If there is a material adverse and ongoing change in our business operations (or if an adverse change initially considered temporary is determined to be ongoing), the value of our intangible assets, including those of our DMSP or Infinite divisions, could decrease significantly. In the event that it is determined that we will be unable to successfully market or sell our DMSP or audio and web conferencing services, an impairment charge to our statement of operations could result. Any future determination requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition and results of operations.

We follow a two step process for impairment testing of goodwill. The first step of this test, used to identify potential impairment and described above, compares the fair value of a reporting unit with its carrying amount, including goodwill. The second step, if necessary, measures the amount of the impairment, including a comparison and reconciliation of the carrying value of all of our reporting units to our market capitalization, after appropriate adjustments for control premium and other considerations. If our market capitalization, after appropriate adjustments for control premium and other considerations, is determined to be less than our net book value (i.e., stockholders’ equity as reflected in our financial statements), that condition might indicate an impairment requiring the write-off of a significant portion of unamortized intangible assets, although not requiring any additional cash outlay, could have a material adverse effect on our financial condition and results of operations. We will closely monitor and evaluate all such factors as of March 31, 2010 and subsequent periods, in order to determine whether to record future non-cash impairment charges.

We might incur costs in excess of amounts accrued on our financial statements as a result of ongoing litigation.

On May 29, 2008, we entered into a merger agreement (Merger Agreement) to acquire Narrowstep, Inc. (Narrowstep). The terms of the Merger Agreement, as amended, provided that if the merger did not occur on or prior to November 30, 2008, the Merger Agreement could be terminated by either us or Narrowstep at any time after that date provided that the terminating party was not responsible for the delay. On March 18, 2009, we terminated the Merger Agreement and the acquisition of Narrowstep.

On December 1, 2009, Narrowstep filed a complaint against us in the Court of Chancery of the State of Delaware, alleging breach of contract, fraud and three additional counts and seeking (i) $14 million in damages, (ii) reimbursement of an unspecified amount for all of its costs associated with the negotiation and drafting of the Merger Agreement, including but not limited to attorney and consulting fees, (iii) the return of Narrowstep’s equipment alleged to be in our possession, (iv) reimbursement of an unspecified amount for all of its attorneys fees, costs and interest associated with this action and (v) any further relief determined as fair by the court. After reviewing the complaint document, we determined that Narrowstep has no basis in fact or in law for any claim and accordingly, this matter has not been reflected as a liability on our financial statements. On December 18, 2009, we were served with a summons and on February 1, 2010 we filed a motion requesting dismissal of the breach of contract and fraud counts as well as two of the other three counts, as well as our brief in support of the motion filed on February 18, 2010. Narrowstep’s response was filed on March 29, 2010 and we filed our reply on April 13, 2010. The Court’s decision, which may be preceded by a hearing at the Court’s discretion, is pending. Regardless of the ultimate decision with regard to the motion to dismiss, we intend to vigorously defend against all claims. Furthermore, we do not expect the ultimate resolution of this matter to have a material impact on our financial position or results of operations.

The value of our common stock may be adversely affected by market volatility and prevent sale of currently outstanding shares at a profit, or at all.

Historically, there has been volatility in the market price for our common stock, as well as limited trading volume. The trading price and trading volume of our common stock may continue to fluctuate in response to various factors, many of which are beyond our control.

Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

•	the announcement or introduction of new services and products by us and our competitors,

•	our ability to upgrade and develop our systems in a timely and effective manner,

•	our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction,

•	the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business,

•	technical difficulties, system downtime, or Internet brownouts,

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations,

•	changes in accounting rules, particularly those related to the expensing of stock options, accounting for uncertainty in income taxes, fair value accounting and business combinations,

•	government regulation, and

•	general economic conditions and economic conditions specific to the Internet.

As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.  In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price and trading volume of our common stock, regardless of our operating performance. Many factors other than our operating performance could influence the price and volume, including:

•
future announcements concerning our competitors or principal customers, such as quarterly operating results, changes in earnings estimates by analysts, technological innovations, new product introductions, governmental regulations, or litigation,

•	the liquidity within the market for our common stock,

•	sales or purchases by us or by our officers, directors, other insiders and large stockholders,

•	investor perceptions concerning the prospects of our business and the digital media and webcasting services industry,

•	market conditions and investor sentiment affecting market prices of equity securities of high technology and/or Internet related companies, and

•	general economic, political and market conditions, such as recessions or international currency fluctuations.

The exercise of options and warrants, the conversion into common shares of our Series A-13 Convertible Preferred Stock and our convertible debt, as well as the exercise of certain rights to receive our common shares, would be dilutive to our existing common shareholders.

There are currently outstanding (or committed) options and warrants to purchase a total of 1,992,775 shares of our common stock, with exercise prices ranging from $3.00 to $20.256 per share. However, the following commitment exists that may result in the issuance of additional options not included in the above total. In conjunction with the employment agreements we entered into on September 27, 2007 (and amended on May 15, 2008 and August 11, 2009) with certain senior executives, some of which are also members of our Board of Directors, we have agreed to extend their previous performance bonus program for two years under substantially the same terms, with certain defined exceptions, subject only to the approval by our shareholders of a sufficient increase in the number of authorized 2007 Plan options, at which time an estimated aggregate 183,333 performance bonus options will be granted and priced – such shareholder authorization was obtained at the annual Shareholder Meeting held on March 25, 2010.

In addition, there are 35,000 shares of our Series A-13 Convertible Preferred Stock outstanding, which have an assigned value of $10.00 per preferred share and are convertible at $3.00 per common share into 116,667 shares of our common stock and if not converted sooner will be automatically converted on December 31, 2011.  The closing ONSM share price was $2.09 per share on April 26, 2010.

There is also outstanding (i) $1,898,000 of convertible notes which in aggregate could potentially convert into up to 538,226 shares of our common stock and (ii) a $500,000 convertible portion of another note with Rockridge Capital Holdings, LLC (“Rockridge”) which could potentially convert into a minimum of 208,333 shares of our common stock. The latter note also includes terms which could result in the conversion of the currently remaining $1,178,339 balance into a minimum of 490,975 shares of our common stock. Our agreement with Rockridge entered into in connection with this note also provides that Rockridge may receive an origination fee upon not less than sixty-one (61) days written notice to us, which fee would be satisfied by our issuance of 366,667 shares of our common stock.

We have entered into various agreements for financial consulting and advisory services which if not terminated as allowed by the terms of such agreements will require the issuance of up to 41,667 additional common shares.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to the operating effectiveness of the company's internal controls. We were subject to these requirements for the first time for the fiscal year ended September 30, 2008 and as a result, we evaluated our internal control systems in order to allow our management to report on our internal controls, as a required part of our Annual Report on Form 10-KSB for that year. We made a similar evaluation and report as part of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009. In addition to this requirement, our independent registered public accounting firm will be required to attest to the operating effectiveness of the company's internal controls, as a required part of our Annual Report on Form 10-K beginning with our report for the fiscal year ended September 30, 2010.

While we have expended significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, and expect to continue such expenditures, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

In addition to the above, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with their audit of our financial statements, and in the further event that they are unable to devise alternative procedures in order to satisfy themselves as to the material accuracy of our financial statements and related disclosures, it is possible that we would receive a qualified or adverse audit opinion on those financial statements. In that event, the quotation of our common stock on The NASDAQ Capital Market could be adversely affected. In addition, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

Provisions of our articles of incorporation and bylaws may delay or prevent a take-over, which may not be in the best interests of our shareholders.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which govern when and by whom special meetings of our shareholders may be called, and which provisions may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. As a result of such anti-takeover provisions, it may be more difficult to implement a change in control even if the shareholders desire a change in control.

In addition, our articles of incorporation authorize the issuance of up to 700,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 170,000 shares of our Series A-13 Convertible Preferred Stock are authorized and 35,000 shares currently issued and outstanding. Our Board of Directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors." Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of our securities, if such sale occurs, to repay or otherwise satisfy outstanding convertible notes with an aggregate remaining balance due of up to $948,000, to finance our product development and for working capital and other general corporate purposes.  We also may use a portion of the proceeds to acquire or invest in complementary businesses or products, although we have no commitments with respect to any such acquisitions or investments.  The amounts and timing of our actual expenditures will depend on numerous factors, including the timing of our operating revenues, our cash position from time to time and our working capital requirements.  We therefore cannot estimate the amount of proceeds to be used for all of the purposes described above.  We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the proceeds.  Pending utilization of the proceeds as described above, the net proceeds of the offering will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.  We also may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that we may offer under this prospectus.  For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus. Copies of our certificate of incorporation and bylaws are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”  The terms of our common stock also may be affected by Florida law.

Authorized and Outstanding Capital Stock

We are authorized to issue 75,000,000 shares of common stock, $0.0001 par value per share, and 700,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of April 26, 2010, we had 7,717,125 shares of common stock outstanding as well as an aggregate of 3,754,657 shares of common stock reserved for the following:

•	1,992,775 shares of common stock reserved for issuance upon the exercise of outstanding (or committed) warrants and stock options,
•	116,667 shares of common stock reserved for issuance upon the conversion of outstanding preferred stock,
•	1,237,534 shares of common stock reserved for issuance upon the conversion of outstanding convertible notes and debentures,
•	366,667 shares of common stock reserved for issuance upon the exercise of certain rights in connection with outstanding convertible notes and debentures, and
•	41,667 shares of common stock reserved for issuance in connection with various agreements for financial consulting and advisory services, if not terminated as allowed by the terms of such agreements.

During March and April 2007, we sold an aggregate of 4,888,889 (pre-reverse split) restricted common shares at $2.25 per share (pre-reverse split) for total gross proceeds of approximately $11.0 million. This private equity financing was arranged by us to partially fund the Infinite Merger. These shares were included in a registration statement declared effective by the SEC on June 15, 2007.  We are required to maintain the effectiveness of this registration statement until the earlier of the date that (i) all of the shares have been sold, (ii) all the shares have been transferred to persons who may trade such shares without restriction (including our delivery of a new certificate or other evidence of ownership for such securities not bearing a restrictive legend) or (iii) all of the shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision (in the opinion of our counsel). In the event such effectiveness is not maintained or trading in the shares is suspended or if the shares are delisted for more than five (5) consecutive trading days then we are liable for a compensatory payment (pro rated on a daily basis) of one and one-half percent (1.5%) per month until the situation is cured, such payment based on the purchase price of the shares still held and provided that such payments may not exceed ten percent (10%) of the initial purchase price of the shares with respect to any one purchaser. Regardless of the above, we believe that the applicability of these provisions would be limited by equity and/or by statute to a certain timeframe after the original security purchase.

As of March 1, 2010, we had 35,000 shares of preferred stock outstanding.

Voting Rights

For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights.  The holders of a majority of the shares of our common stock entitled to vote in any election of directors, voting together as a single class, can elect all of the directors standing for election, if they so choose.

Dividends

Subject to limitations under Florida law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding.

Fully Paid and Nonassessable

All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions

Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock now existing or which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer the holder’s shares of common stock.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “ONSM”, although as a result of our recently effected reverse split the trading symbol will be “ONSMD” through May 4, 2010.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our preferred stock.  For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus. Copies of our certificate of incorporation and bylaws are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”  The terms of our preferred stock also may be affected by Florida law.

Authorized and Outstanding Shares

We currently have authorized 700,000 shares of preferred stock, $0.0001 par value per share. As of the date of this prospectus, there were 35,000 shares of Series A-13 Convertible Preferred Stock outstanding.

Series A-13 Convertible Preferred Stock

Effective December 7, 2009, our Board of Directors authorized the sale and issuance of up to 170,000 shares of Series A-13 Convertible Preferred Stock (“Series A-13”). On December 23, 2009, we filed a Certificate of Designation, Preferences and Rights for the Series A-13 with the Florida Secretary of State. The Series A-13 has a coupon of 8% per annum, an assigned value of $10.00 per preferred share and a conversion rate of $3.00 per common share. Series A-13 dividends are cumulative and must be fully paid by us prior to the payment of any dividend on our common shares. Series A-13 dividends are declared quarterly but are payable at the time of any conversion of A-13, in cash or at our option in the form of ONSM common shares, using the greater of (i) $3.00 per share or (ii) the average closing bid price of a common share for the five trading days immediately preceding the conversion. Any shares of Series A-13 that are still outstanding as of December 31, 2011 will automatically convert into ONSM common shares. Series A-13 may also be converted before that date at our option, provided that the closing bid price of our common shares has been at least $9.00 per share, on each of the twenty (20) trading days ending on the third business day prior to the date on which the notice of conversion is given. Series A-13 is subordinate to Series A-12 preferred shares but senior to all other preferred share classes that may be issued by us. Except as explicitly required by applicable law, the holders of Series A-13 shall not be entitled to vote on any matters as to which holders of ONSM common shares are entitled to vote. Holders of Series A-13 are not entitled to registration rights.

As of the date of this registration statement, we had issued one (1) investor an aggregate of 35,000 shares of Series A-13.

Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions

Prior to issuance of shares of each series of our undesignated preferred stock, our board of directors is required by the Florida Business Corporation Act, or FBCA, and our certificate of incorporation to adopt resolutions and file a Certificate of Designations with the Secretary of State of the State of Florida, fixing for each such series the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions more favorable than our common stock and with rights that could adversely affect the voting power or other rights of holders of our common stock.  In addition, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

Subject to limitations prescribed by the FBCA, our certificate of incorporation and our bylaws, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. Each series of preferred stock that we offer under this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The applicable prospectus supplement(s) will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for dividends;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or its manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•
any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions on the preferred stock.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants exercisable for the common shares that we may offer under this prospectus. While the terms summarized below will apply generally to any warrants exercisable for the common shares that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering, and any supplemental agreements, before the issuance of the related series of warrants. The following summaries of material terms and provisions of the warrant agreement and warrant certificate are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by certificates that we will issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. If we elect to do so, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.  We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants if we elect to use a warrant agent.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	material U.S. federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants;

•	the identify of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m., New York City time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us or to the warrant agent.

Upon receipt of the required payment and the certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the certificate are exercised, then we will issue a new certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other option and warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus and any related unit agreements and unit certificates. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, any form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of such unit agreements and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue, in one or more series, units comprised of shares of our common stock, preferred stock, and/or warrants to purchase common stock or any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We may evidence units by unit certificates that we issue under a separate agreement.  We may issue the units under a unit agreement between us and one or more unit agents.  If we elect to enter into a unit agreement with a unit agent, the unit agent will act solely as our agent in connection with the units and will not assume any obligation or relationship of agency or trust for or with any registered holders of units or beneficial owners of units.  We will indicate the name and address and other information regarding the unit agent in the applicable prospectus supplement relating to a particular series of units if we elect to use a unit agent.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The other provisions regarding our common stock, preferred stock and warrants as described in this section will apply to each unit to the extent such unit consists of shares of our common stock, preferred stock, and/or warrants to purchase our common stock.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders. We may issue securities in book-entry form only. This means that securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers, and not under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders. We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners as provided in customer agreements or applicable legal requirements. Investors who hold securities in street name will be indirect holders.

Legal Holders. Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means, regardless of investor choice.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities.

Special Considerations For Indirect Holders. If you hold securities through a financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities. A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities. The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as described above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•
an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•
we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless listed or provided otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION, OUR BYLAWS AND FLORIDA LAW

Provisions of our articles of incorporation and bylaws and Florida law (including the Florida Business Corporation Act) could discourage potential acquisition proposals and could delay or prevent a change in control of us. These provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock. These provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, the Board of Directors, without further shareholder approval, may issue additional series of preferred stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of additional series of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers; or

•	directly to purchasers, including our affiliates, or to a single purchaser.

•	through one or more agents;

•
through a block trade in which the broker or dealer engaged to handle the block will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities being offered by this prospectus as a dividend or distribution.

We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the type and amount of securities we are offering;

•	the purchase price of our securities being offered and the net proceeds we will receive from the sale;

•	the method of distribution of the securities we are offering;

•	the name or names of any agents, underwriters or dealers;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts and commissions or agency fees and commissions and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Sale Through Underwriters or Dealers

If we use an underwriter or underwriters in the sale of securities offered by this prospectus, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

Sale Through Dealers

If we use dealers in the sale of the securities offered by this prospectus, we or an underwriter will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will set forth the names of the dealers and the terms of the transactions.

Direct Sales

We may directly solicit offers to purchase the securities offered by this prospectus. In this case, no underwriters or agents would be involved. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Sales Through Agents

Securities also may be offered and sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.  Any agent may be deemed to be an underwriter within the meaning of the Securities Act with respect to any sale of those securities.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, but in all cases those institutions must be approved by us.  The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject.  The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Our common stock is listed on The NASDAQ Capital Market.  Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on The NASDAQ Capital Market, subject to official notice of issuance. Unless the applicable prospectus supplement states otherwise, each other class or series of securities issued will be a new issue and will have no established trading market. We may elect to list any other class or series of securities on an exchange, but we are not currently obligated to do so. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We also may make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect to such liabilities.  The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.  We will describe in the prospectus supplement the nature of any such relationship and the name of the parties involved.  Any lockup arrangements will be set forth in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Roetzel & Andress, LPA, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of Onstream Media Corporation and subsidiaries as of and for the years ended September 30, 2009 and 2008 incorporated by reference in this prospectus have been audited by Goldstein Lewin & Co., independent registered public accounting firm, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

INDEMNIFICATION MATTERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons according to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until June 14, 2010 (45 days after the date of this prospectus), all dealers that effect transactions these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

WHERE YOU CAN FIND MORE INFORMATION

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

Requests for such documents should be directed to Corporate Secretary, Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069, telephone number (954) 917-6655. Please note that additional information can be obtained from our website at www.onsm.com.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

-	our annual report on Form 10-K for the fiscal year ended September 30, 2009,

-	our quarterly report on Form 10-Q for the three months ended December 31, 2009 and

-
reports on Form 8-K filed on October 23, 2009, December 4, 2009, December 10, 2009, December 23, 2009, December 30, 2009, January 7, 2010, January 20, 2010, February 10, 2010, February 17, 2010, March 29, 2010, April 6, 2010 and April 27, 2010.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

MATERIAL CHANGE

There has been no material change in our affairs since our fiscal year ended September 30, 2009 which were not described in our Annual Report on Form 10-K for that period or our Quarterly Report on Form 10-Q for the three months ended December 31, 2009.

TABLE OF CONTENTS

ONSTREAM
MEDIA
CORPORATION

PROSPECTUS

$6,600,000

Common Stock
Preferred Stock
Warrants
Units

April 30, 2010